                               EXHIBIT 11
                  WELLS FARGO & COMPANY AND SUBSIDIARIES
                 COMPUTATION OF EARNINGS PER COMMON SHARE

----------------------------------------------------------------------------
                                             Quarter              Six months
                                       ended June 30,          ended June 30,
                                    ----------------         ---------------
(in millions)                        1998       1997          1998      1997
----------------------------------------------------------------------------
EARNINGS PER COMMON SHARE
  Net income                        $ 337      $ 228         $ 652     $ 568
  Less preferred dividends              4          6             9        17
                                    -----      -----         -----     -----
    Net income for calculating
      earnings per common share     $ 333      $ 222         $ 643     $ 551
                                    -----      -----         -----     -----
                                    -----      -----         -----     -----
  Average common shares outstanding  85.2       89.0          85.5      89.9
                                    -----      -----         -----     -----
                                    -----      -----         -----     -----
EARNINGS PER COMMON SHARE           $3.91      $2.49         $7.52     $6.12
                                    -----      -----         -----     -----
                                    -----      -----         -----     -----
DILUTED EARNINGS PER COMMON SHARE
  Net income                        $ 337      $ 228         $ 652     $ 568
  Less preferred dividends              4          6             9        17
                                    -----      -----         -----     -----
    Net income for calculating
      diluted earnings per common
      share                         $ 333      $ 222         $ 643     $ 551
                                    -----      -----         -----     -----
                                    -----      -----         -----     -----
  Average common shares outstanding  85.2       89.0          85.5      89.9
  Add exercise of options, warrants
    and share rights, reduced by
    the number of shares that could
    have been purchased with the
    proceeds from such exercise        .9         .9            .9       1.0
                                    -----      -----         -----     -----
  Diluted average common shares
    outstanding                      86.1       89.9          86.4      90.9
                                    -----      -----         -----     -----
                                    -----      -----         -----     -----
DILUTED EARNINGS PER COMMON SHARE   $3.87      $2.47         $7.45     $6.06
                                    -----      -----         -----     -----
                                    -----      -----         -----     -----
----------------------------------------------------------------------------